Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated April 24, 2012, with respect to the statements of revenues and direct operating expenses of working and revenue interests of certain oil and gas properties owned by Gulfport Energy Corporation contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Oklahoma City, Oklahoma
April 9, 2013